Exhibit 99.2

TRANSCRIPT

Barry Hollingsworth: Thank you and good morning, everyone. Welcome to the BabyUniverse third quarter earnings call for our fiscal year 2007. With me today is Mike Wagner, President and Chief Executive Officer. And we also have John Textor with us today. He’s the Chairman of the company and former CEO of BabyUniverse.

Let me give you a quick backdrop of the company since this is our first earnings call following the merger. BabyUniverse merged with eToys Direct on October 12. We’ve adopted the fiscal year end of eToys Direct, which is the last Saturday closest to January 31. Our third quarter ended on November 3, which was the last Saturday closest to October 31. This merger for accounting purposes is structured such that the historical results include the business of eToys Direct, and the results of the BabyUniverse side of the business are included only from the merger date and going forward.

Before we get started I’d like to note that certain matters in this call are forward-looking statements that are subject to risks and uncertainties. These statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results to differ materially from those expressed or implied by forward-looking statements. Although we may believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Please refer to the risk factors noted in our registration statement on Form S4 filed with the SEC on September 28. We’ll be filing our 10-Q later today.

I want to point out that this call is being recorded and we will file the contents of this call in an 8-K filing with the SEC later this week.

With that let me turn it over to Mike Wagner.

Mike Wagner: Good morning, everybody. It’s been a very busy two months since the merger. Let me just briefly describe the combined company, which manages seven e-commerce websites today and three content and new media websites, all focused on parents and their children. Our business starts with the content new media with our ePregnancy, BabyTV, and PoshCravings, all focused on the early parent from pre-conception to birth. We then follow into our baby product websites, which is BabyUniverse.com, DreamTimeBaby.com, and PoshTots.com, selling bedding gear and everything you would need for the new arrival that first child. And then we end with our toy commerce sites, the etoys.com and the MyTwinnn and our eight strategic retail partners, where the company helps match toy departments for major brand names throughout the Internet.

To rephrase, the primary reason that these two companies decided to merge was primarily for the audience, the parents. With this merger we have extended the life cycle of that parent from conception with our content new media site to the teenage years with our toy business.

On this call we’re going to discuss the third-quarter financial results, I’m going to give an update on the merger integration, and I’m going to give some color on the fourth-quarter trends that we’re seeing.

With that I’d like to introduce John Textor, our Chairman of the Board, for some brief comments.

John Textor: Thanks Mike. Thank you everyone, for being on the call. I did want to make some comments because I realized not so long ago that as much as we talked about this merger – and certainly internally it seems like we’ve talked about it a great deal – we have had in the context of our financing transaction that occurred pre-merger and in connection with the merger, we’ve had a lot of discussions on a select basis about the combination, about our business model, about our opportunity.

It was a little shocking to me, though, to realize just a couple of weeks ago that this is the first time that we’ve had any call in a public forum, whether it’s an earnings call, a conference call, an investor conference, where we’ve been together presenting to the public marketplace as the combined management team talking about the combined model. So I think this is an important call. Even dating back to the pre-merger period, there was always some reason we couldn’t talk about our business model. It’s been difficult for me as an individual really likes to evangelize the business model and the opportunity. There was always some reason we couldn’t talk, whether it was a confidentiality agreement in the early part of the merger discussions, the quiet period surrounding our registration statement and our merger proxy, the timing of when we completed the merger. I think this was further complicated by the accounting of the merger, which because of the size of eToys it involves a total flip-flop of their numbers for our numbers such that what we have reported historically for BabyUniverse in terms of financials is now irrelevant. You know, the history really got wiped clean. So it’s difficult even for those that cannot be reached by us in presentation to look at our history and connect the dots from then until now and into the future.

So today really marks an inflection point for the company and its communications with the market and we’re holding our first public call or presentation of any kind in several months. And for a stock that – many stocks that are lower liquidity stocks, their trading will often correlate to the communication that comes from the company. And it’s been a period of several months since we’ve been able to do that. We’ve seen in the last week the first initiation of coverage from – an independent research analyst, a very high quality analyst, and our first coverage in 18 months. Of course, we are covered by Merriman Curhan Ford, and we’re now covered by CIBC World Markets. But the Merriman report was one of our earlier reports, 18 months, almost two years ago. So this is really the first week that we’ve seen coverage initiation in a long time.

We’re scheduled to begin presenting at high quality investor conferences beginning soon after the New Year. This is also a market that we’ve been completely removed from. And certainly we expect additional coverage initiation early in the New Year as well reflecting our relevant and highly covered high growth industry of e-commerce and new media.

Now, before a company really earns the right to tell is story, the story of a combination – and this is really the nexus of my comments here today – management has to get out of the starting gate. Management has to answer the first and obvious question in any merger how is the integration going to go. You know, is it painful, it is painless. As you know, most of the time the market is hearing quarters after a merger is completed that the integration did not go as expected. So this is my opportunity on this call and why I requested of Mike a chance to talk on this call, this is my opportunity to brag about him and his team. This has to be one of the most well executed integration processes I’ve ever seen. I’ve been involved in many mergers back from my investment banking days to the days of the principal in different transactions. And I just haven’t seen it go this well. A lot of that has to do with the length of time it took us to complete this transaction. Mike and his team were able to get way ahead of the merger and get a lot of this planning done in advance of the merger, and he’ll give you some of the details of that. But basically we hit the ground running, there was no material disruption of the business, and as you’ve read in the press release this morning, hopefully, Mike is happy to report the integration so quickly is already behind us. So this is a huge accomplishment and one that I think should not be ignored. Because I think the market should rely on the execution capabilities of the management team, and already they’re proving to be quite strong.

Now, regarding the message that you have the right to tell once you’ve gotten passed the integration. That message – it’s important to remind ourselves as we go into the fourth quarter – we’re in the middle of the fourth quarter – but as we’re reporting the third and we’re finishing off the fourth, all the news and all the talk is about toys, it’s about holiday. And certainly that’s a significant part of our economics at this time of year.

But it’s important to remember that we did this deal not to be a toy company, but to be a parent company. The re-naming of the company is reflective of that. We’re not naming the company eToys, which is an incredibly strong brand. This is about a balanced model of commerce and content. It’s about maximizing the value not only of the transactions on the e-commerce side, but of the value of that customer and monetizing them in ways that go back those e-commerce transactions in the content, whether it’s ad driven models or other ways that you can benefit from that relationship. And it’s meeting the child very early, meeting the family when they’re contemplating pregnancy, when they’re going through pregnancy, and taking that child and the relationship with that family up into the early teens.

Now, what does that mean for the message that I plan with Mike to take out to the marketplace. Well, it means that we think we have two paths to shareholder value. At least two paths. And three years from now we may look back and – frankly, I can’t tell you which is going to be more valuable as we’re sitting here today. But we have the base e-commerce business – e-commerce is an attractive market, it’s a growth market. You know, the success of etail versus retail is being seen in a lot of examples right now this year. Certainly trends suggest it’s going to continue for the foreseeable future.

And if you can demonstrate that you could execute well as eToys has historically, as Mike and the team have very recently, then you can put yourself in that top tier of companies out in the marketplace, those that are valued with respect and a good multiple. And if you get into the – what we call the haves versus the have-nots, that’s a significant chance for value appreciation. Secondly – and this is where it’s early in our stages with content – if you show that you can build loyalty with the audience and you can monetize that audience, valuations and content, valuations driven by advertising, are certainly much stronger than they are in the e-commerce space. The good news is we don’t have to decide which path we need to pick for shareholder. The good news is we have both. They operate here day to day, they’re integral to each other, each helps the other. And so as we progress that’s the message we’re taking out into the marketplace. It is two paths to value. We don’t have to decide which one is the better. Obviously we think as a management team that there’s value appreciation from where we are today in either scenario.

That being said, Mike – Mike will pick up – I’m sorry, Barry I think is going to pick up on third-quarter results and then Mike’s going to finish up with comments operationally and comments going forward.

Barry Hollingsworth: OK. Thanks, John. Net sales in Q3 were $16.2 million compared to $16.5 million in the prior year. The slight decline in Q3 was primarily attributable to a $1.9 million decline in sales at one of our strategic retail partners due to the elimination of their September catalogue and reduced performance of their October catalogue. This was partially offset by $975,000 in sales from product lines acquired in the merger with the former BabyUniverse business. We had a $600,000 increase in sales in the toy and proprietary custom doll business – that’s the My Twinnn dolls – in Q3 over last year. Gross profit in Q3 was $5.6 million, or 34.7 percent, and that compares to 34.0 percent in the prior year. The increase was primarily attributable to improved product mix as the increase in sales of higher-margin My Twinn dolls had a positive effect on the gross margin in Q3.

Total operating costs were $9.3 million in Q3 compared to $8.8 million in the prior year. Our operating expenses are broken down in fulfillment, selling and marketing, and G&A.

Fulfillment expenses increased to $3 million in the third quarter from $2.8 million last year. Fulfillment costs consist of personnel, occupancy, and other costs associated with our Blairs and Ringgold, Virginia, fulfillment centers. It also includes personnel and other costs associated with logistical support and vendor operations.

In Q3 of last year, Sylvestri, our discontinued operation, was allocated $500,000 of fixed fulfillment costs that were not allocated in Q3 of the current year since the business was sold at the beginning of fiscal 2007. Selling and marketing companies declined to $3.1 million in Q3 from $3.7 million last year due primarily to marketing costs related to the production of a catalogue for a strategic retail partner that were included in the prior year’s selling and marketing expense and have sense been assumed by that partner.

Sales and marketing expenses consist of customer service costs, credit card fees, royalty expenses, net advertising, catalogue marketing costs, promotional expenses incurred by us on behalf of our partners’ business, and payroll related to our buying, business management, and marketing functions.

General and administrative expenses increased to $3.2 million in Q3 from $2.8 million last year due primarily to the additional G&A expense associated with the acquired baby business. G&A expense consists of wages and benefits for employees except for fulfillment and customer service employees. These expenses also include costs for computer and communications technology, rent, utilities for our headquarters, travel, depreciation, and other general corporate costs.

Interest expense was comparable at $1.9 million for Q3 this year and the prior year. Our total debt was $21.2 million at the end of the Q3. That compares to $53 million at the beginning of the year. And I’ll point out that we have brought it down to a current balance of $4 million as of today, paying down $17 million of debt just over the past six weeks. In December we became aware that we had not met certain EBITDA thresholds that were required to remain in compliance with covenants in our revolving agreement. And last week the lender waived this compliance issue. And I’ll also note that we expect that our – our debt to be essentially paid off by end of this month.

Total D&A was $340,000 in Q3 compared to $265,000 last year.

Our balance sheet includes $46 million of current assets, and that includes $34.8 million of net inventory that was used to ramp up for the holiday season. Our current inventory has come down to about $20 million currently.

And with that let me turn it back over to Mike.

Mike Wagner: Thank you, Barry. So first I’d like to just talk about some of the things we accomplished with the merger integration. Three days after the merger was complete we launched the BabyUniverse and the DreamTime websites on the eToys technology platform. The week prior to that, the week of October 8, before the merger happened, we relocated all of the product inventory of BabyUniverse from their Las Vegas facility and their Missouri facility to our Blairs warehouse. We did that without adding any square footage or personnel to our Blairs warehouse facility. We eliminated the Las Vegas fulfillment center and have now subleased that fulfillment center where the subtenant has basically taken over our liability on that space. So there’s a complete elimination of that cost going forward. We eliminated the Missouri 3PL. That contract was up, and so we were able to walk away from that piece of the business.

We set up 50 new baby drop ship vendors onto our network, which is quite a challenge. Many of these vendors are at different levels of technology sophistication. And so that was probably as difficult to set up as it was to set those websites up on our platform.

We’ve eliminated $2.3 million in overhead payroll associated with the baby business. That includes the elimination of the Jupiter, Florida, and the warehouse and a reduction in customer service. One of the metrics that we measure our success rate is really customer satisfaction. And one of the ways you measure customer satisfaction and how well your website works is how many times does that customer have to call you. And I’m happy to say that, putting the new baby sites up on our platform, we have been able to reduce customer contacts at the ratio of calls per orders by 70 percent in the two months that we’ve operated this business. I still believe there’s a little bit more to come down in that area, because it’s still running a little bit higher than what we’re used to in our core toy sites.

Let me take a step back. We launched these things right prior to the all important toy holiday season. So we launched a site to replicate what they were in under the old BabyUniverse. And we believe there’s definitely some improvement to those sites that can still happen. This is trying to take them to the next level and what I call make them “best of breed” sites. Our goal in the first half of this next year is to take those by creating better buying guides, adding content from some of our content sites onto the e-commerce baby sites, creating custom branded pages, and doing focused user studies on how that customer shops on those sites. And with those things and the technology group that we have, we believe strongly that we will be able to take those websites to what I consider a level that they had not seen before.

We are also in the first quarter of next year going to test a first-time BabyUniverse catalogue. It’ll be about a 250,000 print catalogue circulation which will be targeted to new and expectant moms. And like I said, that will be a test. We’ll measure that, and if that test works we plan to continue with that type of additional marketing leverage to drive traffic to those sites.

When we put out a catalogue in our businesses it’s not like a traditional catalogue where the customer picks up the phone and calls. They understand that this is an e-commerce site. We use it really to enhance and inform the customer on buying and choices.

We also in ‘08 plan to launch an organic section on our baby sites. And we also plan to launch a private label brand which we will consider to be a value proposition to the customer. We’ll continue to carry all the name brands that we’ve grown to support, but given that customer the choice on a private label value brand we feel’s important also.

In our content businesses, the good news is that we have consistently sold out 100 percent of our advertising inventory. And so at this point the only thing that needs to happen to increase the revenue on our content site is let the traffic increase. And as of the beginning of December we have started purchasing key words to drive relevant traffic to those – to those content sites.

A bit of color on our fourth quarter trends. As most people will know, the toy industry has felt some pressure from product recalls. We have one of our major retail partners that has done some circulation changes and mix on our catalogue that we’re seeing disappointing results from this year. But having said that, our eToys.com website for the fourth quarter – this is through yesterday – is running a double-digit comp increase over last year. Our managed toy partners are a little bit more mixed with one of our major partners seeing softness. Some of our other partners are up, some are down. Some of our partners have de-emphasized the toys with the recalls and have been less aggressive at adding products, and others have maintained their position in the toy space.

From a website standpoint, we have seen zero downtime over the holiday season. Our Cyber Monday set a company record for sales and traffic to our website. And our fulfillment process has been processing in the high 80 percent of our orders in 24 hours, which at this time of the year is probably setting a record for us and it helps attribute to our customer satisfaction. Along with the fulfillment we’ve invested quite a bit in the first half of this year in streamlining some of the processes within our fulfillment center. And we are seeing and expect in the fourth quarter to see a 21-percent improvement in variable labor on a production basis. We are running that facility this year with 350 less people in that facility than we did a year ago at this time.

And with that I would like to pass it over for – open it up for questions.

Malindi Davies, CIBC World Markets: Hi, good morning. One or two housekeeping questions. First of all, can you give us an estimate regarding pro forma BabyUniverse and eToys breakout in the October quarter in terms of how BabyUniverse was doing before the merger maybe? And then what’s the next step towards realizing merger related synergies. Are you doing marketing merchandizing or technology platform changes in the next couple of months? And then in terms of the media business, do you have any plans to upgrade these sites or add new sites in the near future. And have you done search engine optimization already. Just thinking about what kind of ROI you might expect from key words versus doing search engine optimization. Thanks.

Barry Hollingsworth: Yes. Hi, Malindi I don’t have the pro forma numbers right at my fingertips at the moment. I can certainly get back to you on that. But they were right around $3 million ($7 million — corrected) for the quarter in sales for the BabyUniverse business.

Mike Wagner: You asked what the next steps were on the baby integration. First of all, from a cost – let me talk about the synergies cost side. Those are at this point re all in place and it’s a matter of time as we benefit. As I stated on the on the call, it is $2.3 million in payroll. That payroll has already been reduced. And so compared to the previous business we will start – every month as we go that’ll be a benefit.

From the changes to the website, as I stated previously, those sites are as they were previous to the merger. That’s how we launched them. We are shifting our tech resources as we finish the toy season to take the DreamTimeBaby and the BabyUniverse site what I call to the next level, making it more user friendly, increasing the conversion rate, and doing user studies on how the customer shops and what’s important to them. So those things will happen over the first half of our fiscal ‘08. I think the heavy lifting is definitely behind us. From a media standpoint we continue to enhance that business. We are focused on the traffic. You asked about SEO. We can do a better job on SEO. The media sites are probably doing a better job than the re-launched baby sites. Because we re-launched them they had to be re-indexed. And so some of that’s a matter of time, but some of it is also a matter of us tweaking how the spiders that crawl the website pick that information up. And we will be doing that also in the first half of next year.

We do have some other sites that we’re planning to launch. I think as many of you know, we own a couple of what we call valuable URLs such as toys.com, hobbies.com, and birthdays.com. I think it’s a little premature to describe exactly how those are going to become new sites, but they’re definitely an emphasis of the board and management to figure out what we do with those sites. I think that we’ve stated publicly that we believe the synergies, the savings on the combined company are in the six to seven million range. We still feel that is the range and anticipate that happening. And just on the BabyUniverse and DreamTimeBaby site, in two months we have figured out quite a bit of what, from a marketing standpoint, works and what does not work. And that I think will resolve in a more profitable baby business than we’ve run historically.

John Textor: I have one comment, Malindi, on the hand-over of the BabyUniverse and DreamTimeBaby sites into the merger. I think the management team here did a smart thing by taking the core products first, a relatively smaller catalogue in total in terms of product SKUs, to make sure that the integration ran smoothly. The one thing that I learned on the wrong side of the learning process when we went through our integration is that your customer is not the public marketplace. Trying to get through the integration incredibly quickly so you only included one quarter, that’s not the most important thing. The most important thing is to make sure your customer experience remains high and your scores remain high. And it’s like bad credit. If you don’t pay your mortgage bill for one month it’s on your credit for seven years. And customer scoring and ranking out in various places in the Internet is the same way.

So rather than taking the full product catalogue, some of the more aggressive chasing of revenues that we were doing at BabyUniverse, some of those revenues, frankly, weren’t as profitable as they needed to be to guarantee the right contribution margin. Mike took a lesser catalogue in to make sure that he got the profitability very quickly. I think it’s remarkable that those businesses that were so difficult to get to profitability for us are already profitable within the eToys environment today. Now it’s a matter of just increasing traffic as he said. DreamTimeBaby was once one of the top performers in SEO and I think they’ll get it back there. But the right approach was to bring those in the right way, get them profitable quickly, grow from there.

And the last point that I will say from prior experience is that when we had inventory within the baby business, especially bedding and a lot of gear, our conversion rates were close to 1.6 percent of the traffic that we would bring to our site. As we got towards the last months pre-merger where inventories were down, capital was constrained, a variety of things were challenging, our conversion rates were down in the 0.7-0.8 percent range. So now that he has these businesses, he’s got significant capacity, we’ve got the capital to have the right inventory, inventory risk is not high in the baby space. And so using those resources to build inventory is something we can do without risk. Just returning back to normal conversion rates that are reflective of the right inventory level is a huge opportunity for growth in those sites. I suspect that he’s going to end up by the end of next year having a much healthier business revenues and profitability than we were even close to having pro forma before the deal.

Richard Fetyko, Merriman Curhan Ford: OK, thanks. Just a follow-up question on the cost savings, Mike and Barry and John, you guys mentioned some of the cost savings that’s you’ve implemented. And I was just curious about the timing. Relative to the October quarter, should we see certain expenses in the G&A decline in the following quarter, in the January quarter, or how should we think about the timing of the cost savings that you implemented and the impact of the P&L.

Mike Wagner: Yes, so from a G&A standpoint, from a historical level we will have an increase for a couple of reasons. One, eToys is a private company. And in our G&A you will start to see some public company expenses in addition to a handful of head-count adds that we’ve added into our corporate office related to the baby business. But from a rent and some of the other things, it’s not BabyUniverse plus eToys. It’s eToys base plus some nominal increase for the baby business into the G&A and then some public company costs in there.

From a selling and marketing, that will come down. If you took the eToys plus the BabyUniverse, we will spend less on the key word buys, focus more on the efficient and profitable key words. So that is something we have an a system, Omniture, that does automatic bidding based on economic parameters that we set up. So we’re still tweaking that. But we’re already seeing profitable sales coming from each of those key words. And so that’s where we’re trying to land that. So I think the sales and marketing, we will have some catalogue increases each year. So those will probably in the toy business go up and in the baby business will come down even with the catalogue spend.

From a fulfillment standpoint, from this year our fulfillment is pretty much fixed. We do not need additional square footage as we stand. And we anticipate to continue to reap benefits from some of the changes that we made at the warehouse this last year and will continue to make. For many of you that don’t know, we did replace in August of ‘06, our vice president of fulfillment. He’s come in in our holiday ‘06 season without being able to make any big changes. We had our best holiday season in ‘06 from a fulfillment standpoint. He then had ‘07 to make some additional changes and he is beating what he did last year with less people. So I think those benefits will continue to go. And I would say that there’s a piece of that – half of our fulfillment cost is variable, meaning labor and things like that, the other half is pretty much fixed. Does that answer your question, Richard?

Richard Fetyko: Yes, mostly. But I was wondering, when you mentioned the $2.3 million worth of head-count cuts in the baby business, was that already fully reflected in the most recent quarter, the October quarter?

Mike Wagner: No, because the 2.3 is the annualized payroll of those people that we’ve eliminated. And keep in mind in this quarter you have basically 22 days of the baby business. So in the third quarter you’ve got eToys and 22 days of the baby business. And in those 22 days you had a little bit of carry over as they were wrapping up their books and stuff like that.

Barry Hollingsworth: Yes, so the savings in Q3 were minimal. We’ll see the real savings going forward now.

Richard Fetyko: OK. And then with regards to what John was elaborating on the conversion rate and how the inventory levels have impacted that in the last four quarters, what are your plans in terms of ramping up the inventory. I know you want to be selective in terms of which products you add and which are profitable. But do you think that you’ll be expanding the inventory back to the pre-merger discussion levels and will that improve the conversion rates?

Mike Wagner: Yes, we have- first of all, let me just say this. We are definitely carrying a lot more inventory than BabyUniverse historically has. Now, when I say a lot it’s not that material, because of the non-seasonality of the baby business that inventory should turn. We’re setting a target to turn that inventory about six times the year. So you’re really looking at carrying about two months of inventory, of sales at any point. And we’d like to even beat that. But right now we are probably shipping over 60 percent of the product sales that are coming out of our warehouse today. And we intentionally did that. We continue to rationalize the basket mix and what’s going in that, and if it makes more sense to ship it together out of our warehouse as opposed to splitting that shipment that’s important to us. And it’s also important to us to manage that customer experience. Some of the drop shippers are not as good as other drop shippers. And we know how good we are. And our goal is always you order today, I want you to have a ship notice tomorrow. And that’s the key. That stops that customer from calling you to say what’s going on. And I think in this day and age that is expected in the Internet world, is to be able to turn that ship notice back to that customer within 24 hours.

Richard Fetyko: OK, thanks. And then with regard to the debt payment that you made of I think 14 million or so. I was just curious what…

Barry Hollingsworth: Yes, this is actually a revolving credit line. So we make payments and receive advances on a daily basis. So net-net over the past six weeks we’ve paid down that revolver by 17 million, down to a current balance of four million. So that’s what our current balance is.

Richard Fetyko: And that was just using your receivables or what – what did you use to pay it down?

Mike Wagner: Sales and receivables. As we go through the business. The revolving credit line is primarily used to build our seasonal inventory in the toy business. And as we sell that down and pay that off, that line comes back down.

Richard Fetyko: And so what are the covenants now with regards to EBITDA that we should be aware of?

Barry Hollingsworth: We had a covenant in place that basically said we couldn’t borrow more than 85 percent of our gross availability. And as part of that waiver and consideration of the waiver, that threshold was reduced from 85 percent to 75 percent.

Richard Fetyko: Are there also EBITDA thresholds that you have in the fourth quarter?

Mike Wagner: Yes, in December there will be another EBITDA threshold.

Richard Fetyko: Can you tell us what that is?

Mike Wagner: I don’t know what that is off the top of my head.

Barry Hollingsworth: Yes, it’s a public document, actually. It’s a running EBITDA number, starting with the date that we started this revolver.

Richard Fetyko: I guess I’ll look at the filing. And then, lastly, with regards to the eToys business, you mentioned that it’s running at double-digit growth year-over-year. Should we assume sort of in the 10 to 20-percent range.

Mike Wagner: Yes.

Richard Fetyko: OK. And then I’ll ask you one more question about the PoshTots catalogue. You didn’t say anything about that catalogue and the plans for increasing the circulation perhaps of that catalogue in ‘08.

Mike Wagner: Yes, we are prepared to increase that circulation from historical levels of about 150,000 catalogues. We are going to circulate between 700,000 and 800,000 catalogues, and those will be spread between March and November.

Richard Fetyko: You mean two runs?

Mike Wagner Probably one or two runs and some modifications. There might be some repagination throughout that period of time, but the core book and a lot of the core pages will get circulated – every month you’ll see a drop in there.

Richard Fetyko: Yes. I mean sorry, one more, Barry. I missed your comments about the D&A and stock-based compensation. What were those expenses?

Barry Hollingsworth: Well, stock based comp was minor. It was $35,000. D&A was $340,000 in Q3.

Richard Fetyko: OK. And how should those trend? Are there any amortization of intangibles related to the merger that should ramp up in the next quarter?

Barry Hollingsworth: Yes, there is going to be – it’s not going to be a real material number.

Mike Wagner: Most of the intangibles are going to good will. But there will be couple hundred thousand in ‘08. Is that right, Barry?

Barry Hollingsworth: Yes. It’ll be about close to $400,000 annually just for a year. Because these have 12-month amortization periods to them.

Mike Wagner: So most of it’s goodwill, which won’t be amortized. The piece that is intangibles that will be amortized, most of it gets amortized over 12 months, and that’ll be about 400,000.

Richard Fetyko: That’s 400,000 in addition to what you’ve been incurring.

Barry Hollingsworth: Yes, that’s correct.

Mike Wagner: So just looking forward, we have a lot of opportunities in this business. We just finished a challenging holiday season with toy recalls. But I think that the toy business isn’t going away. There will always be kids and there always be toys. Giving them a book won’t solve their need for play. And so I think we’re going to fare better than what I think the market will put out there in the toy space. And the baby business over the next two and a half quarters is bigger from a revenue standpoint than our toy business and will help non-seasonalize some of this business. So with that – at that I’ll let John make a few comments.

John Textor: Yes. It’s a little bit of bragging on the management team again, because the point that Mike made, some of our competitors, the big competitors out there, are reporting double-digit declines in the toy business when we’re still looking at double-digit increases. So in terms of management execution, this was an incredibly strong year in execution facing difficult circumstances. And as Mike said, as we move into next year we expect the consumers view of toys to really normalize. You know, Santa is not closing the North Pole. The media frenzy that surrounded a relatively small amount of recalls we suspect will subside. We expect testing and everything else to improve. We also have considerably more time to adjust. That said, it’s not just about toys, it’s about the parent business. And we’re looking forward to getting out on the road and telling that story. So we’ll be looking forward to seeing you all at conferences and one-on-ones in the months to come.

Mike Wagner: OK. With that I thank everyone for joining the call. And have a good day.

END